UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Macrogenics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

556099 10 9

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM BioVentures II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 122,566
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 122,566
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 122,566
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM BioVentures II-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,110,529
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,110,529
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,110,529
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 4.4%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 390,961
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 390,961
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 390,961
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 1.6%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM Asset Management Investors 2000B LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 25,568
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 25,568
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,568
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM BioVentures IV Strategic Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 131,331
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 131,331
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 131,331
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM Asset Management II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,624,056*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,624,056*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,624,056*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) PN

*	The shares are held as follows: 1,110,529 by MPM BioVentures II-QP, L.P. (“BV II QP”); 122,566 by MPM BioVentures II, L.P. (“BV II”); and 390,961 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”). The Reporting Person is the direct general partner of BV II QP, BV II and BV KG.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM Asset Management II LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,624,056*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,624,056*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,624,056*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.5%
12.	Type of Reporting Person (See Instructions) OO

*	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; and 390,961 by BV KG. The Reporting Person is the indirect general partner of BV II QP, BV II and BV KG.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM BioVentures IV GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 131,331*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 131,331*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 131,331*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) OO

*	The shares are held by MPM BioVentures IV Strategic Fund, L.P. (“BV IV SF”). The Reporting Person is the direct general partner of BV IV SF.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons MPM BioVentures IV LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 131,331*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 131,331*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 131,331*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) OO

*	The shares are held by BV IV SF. The Reporting Person is the indirect general partner of BV IV SF.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,780,955*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,780,955*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,780,955*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 7.1%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,110,529by BV II QP; 122,566 by BV II; 390,961 by BV KG; 25,568 by MPM Asset Management Investors 2000B BVII LLC (“AM 2000B”); and 131,331 by BV IV SF. MPM Asset Management II, L.P. (“AM LP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV II QP, BV II and BV KG. MPM BioVentures IV LLC (“BV IV LLC”) and MPM BioVentures IV GP LLC (“BV IV GP LLC”) are the direct and indirect general partners of BV IV SF. The Reporting Person is an investment manager of AM II LLC and AM 2000B and a member of BV IV SF.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,780,955*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,780,955*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,780,955*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 7.1%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; 390,961 by BV KG; 25,568 by AM 2000B; and 131,331 by BV IV SF. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. BV IV LLC and BV IV GP LLC are the direct and indirect general partners of BV IV SF. The Reporting Person is an investment manager of AM II LLC and AM 2000B and a member of BV IV SF.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons Nicholas Galakatos
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,649,624*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,649,624*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,649,624*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; 390,961 by BV KG; and 25,568 by AM 2000B. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II. The Reporting Person is an investment manager of AM II LLC and AM 2000B.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons Michael Steinmetz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,649,624*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,649,624*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,649,624*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; 390,961 by BV KG; and 25,568 by AM 2000B. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II. The Reporting Person is an investment manager of AM II LLC and AM 2000B.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons Kurt Wheeler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,649,624*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,649,624*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,649,624*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 6.6%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; 390,961 by BV KG; and 25,568 by AM 2000B. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2000B.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons Todd Foley
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 131,331*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 131,331*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 131,331*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held by BV IV SF. BV IV LLC is the indirect general partner of BV IV SF. The Reporting Person is a member of BV IV LLC.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons Vaughn Kalian
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 131,331*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 131,331*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 131,331*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held by BV IV SF. BV IV LLC is the indirect general partner of BV IV SF. The Reporting Person is a member of BV IV LLC.

CUSIP No. 556099 10 9

1.	Name of Reporting Persons James Paul Scopa
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 131,331*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 131,331*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 131,331*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.5%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held by BV IV SF. BV IV LLC is the indirect general partner of BV IV SF. The Reporting Person is a member of BV IV LLC.

CUSIP No. 556099 10 9

Item 1.

(a)	Name of Issuer

Macrogenics, Inc.

(b)	Address of Issuer’s Principal Executive Offices

9640 Medical Center Drive

Rockville, MD 20850

Item 2.

(a)	Name of Person Filing

MPM BioVentures II, LP

MPM BioVentures II-QP, L.P.

MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG

MPM Asset Management Investors 2000B LLC

MPM BioVentures IV Strategic Fund, L.P.

MPM Asset Management II, L.P.

MPM Asset Management II LLC

MPM BioVentures IV GP LLC

MPM BioVentures IV LLC

Ansbert Gadicke

Luke Evnin

Nicholas Galakatos

Michael Steinmetz

Kurt Wheeler

Todd Foley

Vaughn Kailian

James Paul Scopa

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital LLC

The John Hancock Tower

200 Clarendon Street, 54th Floor

Boston, MA 02116

(c)	Citizenship

All entities were organized in Delaware except MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, which was organized in Germany. The individuals are all United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

556099 10 9

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a)	Amount Beneficially Owned:

MPM BioVentures II, L.P.	122,566
MPM BioVentures II-QP, L.P.	1,110,529
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	390,961
MPM Asset Management Investors 2000B LLC	25,568
MPM BioVentures IV Strategic Fund, L.P.	131,331
MPM Asset Management II, L.P.	1,624,056	(1)
MPM Asset Management II LLC	1,624,056	(1)
MPM BioVentures IV GP LLC	131,331	(2)
MPM BioVentures IV LLC	131,331	(2)
Ansbert Gadicke	1,780,955	(3)
Luke B. Evnin	1,780,955	(3)
Nicholas Galakatos	1,649,624	(4)
Michael Steinmetz	1,649,624	(4)
Kurt Wheeler	1,649,624	(4)
Todd Foley	131,331	(5)
Vaughn Kalian	131,331	(5)
James Paul Scopa	131,331	(5)

Percent of Class:

MPM BioVentures II, L.P.	0.5%
MPM BioVentures II-QP, L.P.	4.4%
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	1.6%
MPM Asset Management Investors 2000B LLC	0.1%
MPM BioVentures IV Strategic Fund, L.P.	0.5%
MPM Asset Management II, L.P.	6.5%
MPM Asset Management II LLC	6.5%
MPM BioVentures IV GP LLC	0.5%
MPM BioVentures IV LLC	0.5%
Ansbert Gadicke	7.1%
Luke B. Evnin	7.1%
Nicholas Galakatos	6.6%
Michael Steinmetz	6.6%
Kurt Wheeler	6.6%
Todd Foley	0.5%
Vaughn Kalian	0.5%
James Paul Scopa	0.5%

CUSIP No. 556099 10 9

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

MPM BioVentures II, L.P.	122,566
MPM BioVentures II-QP, L.P.	1,110,529
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	390,961
MPM Asset Management Investors 2000B LLC	25,568
MPM BioVentures IV Strategic Fund, L.P.	131,331
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
MPM BioVentures IV GP LLC	0
MPM BioVentures IV LLC	0
Ansbert Gadicke	0
Luke B. Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Todd Foley	0
Vaughn Kalian	0
James Paul Scopa	0

(ii)	Shared power to vote or to direct the vote

MPM BioVentures II, L.P.	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2000B LLC	0
MPM BioVentures IV Strategic Fund, L.P.	0
MPM Asset Management II, L.P.	1,311,339	(1)
MPM Asset Management II LLC	1,311,339	(1)
MPM BioVentures IV GP LLC	131,331	(2)
MPM BioVentures IV LLC	131,331	(2)
Ansbert Gadicke	1,780,955	(3)
Luke B. Evnin	1,780,955	(3)
Nicholas Galakatos	1,649,624	(4)
Michael Steinmetz	1,649,624	(4)
Kurt Wheeler	1,649,624	(4)
Todd Foley	131,331	(5)
Vaughn Kalian	131,331	(5)
James Paul Scopa	131,331	(5)

(iii) Sole power to dispose or to direct the disposition of

MPM BioVentures II, LP	122,566
MPM BioVentures II-QP, L.P.	1,110,529
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	390,961
MPM Asset Management Investors 2000B LLC	25,568
MPM BioVentures IV Strategic Fund, L.P.	131,331
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
MPM BioVentures IV GP LLC	0
MPM BioVentures IV LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Todd Foley	0
Vaughn Kalian	0
James Paul Scopa	0

(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures II, LP	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2000B BVII LLC	0
MPM BioVentures IV Strategic Fund, L.P.	0
MPM Asset Management II, L.P.	1,311,339	(1)
MPM Asset Management II LLC	1,311,339	(1)
MPM BioVentures IV GP LLC	131,331	(2)
MPM BioVentures IV LLC	131,331	(2)
Ansbert Gadicke	1,780,955	(3)
Luke B. Evnin	1,780,955	(3)
Nicholas Galakatos	1,649,624	(4)
Michael Steinmetz	1,649,624	(4)
Kurt Wheeler	1,649,624	(4)
Todd Foley	131,331	(5)
Vaughn Kalian	131,331	(5)
James Paul Scopa	131,331	(5)

(1)	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; and 390,961 by BV KG. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG.
(2)	The shares are held by BV IV SF. BV IV LLC and BV IV GP LLC are the direct and indirect general partners of BV IV SF.
(3)	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; 25,568 by AM 2000B; 390,961 by BV KG and 131,331 by BV IV SF. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. BV IV LLC and BV IV GP LLC are the direct and indirect general partners of BV IV SF. The Reporting Person is an investment manager of AM II LLC and AM 2000B and a member of BV IV LLC.
(4)	The shares are held as follows: 1,110,529 by BV II QP; 122,566 by BV II; 25,568 by AM 2000B; and 390,961 by BV KG. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2000B.
(5)	The shares are held by BV IV SF. BV IV LLC is the indirect general partner of BV IV SF. The Reporting Person is a member of BV IV LLC.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2014

MPM BIOVENTURES II, L.P.		MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P., its General Partner	By:	MPM Asset Management II, L.P., its General Partner

By:	MPM Asset Management II LLC, its General Partner	By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin	By:	/s/ Luke Evnin
	Name: Luke Evnin Title: Investment Manager		Name: Luke Evnin Title: Investment Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG		MPM ASSET MANAGEMENT INVESTORS 2000B LLC

By:	MPM Asset Management II LP, in its capacity as the Special Limited Partner	By:	/s/ Luke Evnin Name: Luke Evnin Title: Investment Manager
By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin
Name: Luke Evnin Title: Investment Manager

MPM BIOVENTURES IV STRATEGIC FUND, L.P.

By:	MPM BioVentures IV GP LLC, its General Partner

By:	MPM BioVentures IV LLC, its Managing Member

By:	/s/ Luke Evnin
Name: Luke Evnin Title: Member

MPM ASSET MANAGEMENT II L.P.		MPM ASSET MANAGEMENT II LLC

By:	MPM Asset Management II LLC, its General Partner	By:	/s/ Luke Evnin
By:	/s/ Luke Evnin		Name: Luke Evnin Title: Investment Manager
Name: Luke Evnin Title: Investment Manager

MPM BIOVENTURES IV GP LLC			MPM BIOVENTURES IV LLC

By:	MPM BioVentures IV LLC,	By:	/s/ Luke Evnin
	its Managing Member		Name: Luke Evnin
Title: Member

By:	/s/ Luke Evnin
Name: Luke Evnin Title: Member

/s/ Ansbert Gadicke			/s/ Luke Evnin
Ansbert Gadicke			Luke Evnin

/s/ Nicholas Galakatos			/s/ Michael Steinmetz
Nicholas Galakatos			Michael Steinmetz

/s/ Kurt Wheeler			/s/ Todd Foley
Kurt Wheeler			Todd Foley

/s/ James Paul Scopa			/s/ Vaughn M. Kailian
James Paul Scopa			Vaughn M. Kailian

EXHIBITS

A:	Joint Filing Agreement